UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2005

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

6415 Idlewild Road, Suite 109 Charlotte, North Carolina	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On December 2, 2005, Sonic Automotive, Inc. (‘Sonic”) sold $10 million aggregate principal amount of Sonic’s 4.25% Convertible Senior Subordinated Notes due 2015 (the “Notes”) in a registered offering under the terms of the purchase agreement dated November 18, 2005 by and among Sonic and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriters”). These Notes were issued to cover the Underwriters’ over-allotments. Sonic used a portion of the net proceeds from the sale of these Notes to pay the net cost of convertible note hedge and warrant transactions Sonic entered into with Bank of America, N.A., an affiliate of Banc of America Securities LLC, and JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities Inc. (the “Dealers”) on December 2, 2005. Except as noted below, the convertible note hedge and warrant transactions have the same terms as the convertible note hedge and warrant transactions disclosed in Sonic’s Form 8-K filed on November 23, 2005.

As in the previously disclosed convertible note hedge and warrant transactions, Sonic entered into purchased call option confirmations and warrant confirmations with the Dealers. These confirmations are not part of the terms of the Notes and will not affect the holders’ rights under the Notes. The purchased call option confirmations entered into with the Dealers on December 2, 2005 allow Sonic to acquire from the Dealers on or before November 29, 2010 up to an aggregate of 414,185 shares of its Class A common stock, subject to adjustment, following the occurrence of certain events, including conversion of the Notes. The number of shares of Class A common stock that Sonic would be entitled to receive from the Dealers would be based on the amount by which the market value of Sonic’s Class A common stock at the time the purchased call option is exercised exceeds $24.14 per share, subject to adjustment. The warrant agreements entered into with the Dealers on December 2, 2005 require Sonic to deliver to the Dealers during a 120 day period beginning on April 5, 2011 up to an aggregate of 434,894 shares of Sonic’s Class A common stock, subject to adjustment, following the occurrence of certain events, including if the trading price of Sonic’s Class A common stock exceeds $33.00 per share, subject to adjustment. The number of shares of Class A common stock that Sonic would owe to the Dealers would be based on the amount by which the market value of Sonic’s Class A common stock at the time the warrant is exercised exceeds $33.00 per share, subject to adjustment. Transactions under the purchased call option and warrant confirmations will be settled on a net share basis. The convertible note hedge and warrant transactions entered into on December 2, 2005 will have the effect of decreasing Sonic’s total stockholders’ equity by approximately $1.36 million, the net cost of these convertible note hedge and warrant transactions to Sonic.

Like the warrants Sonic offered and sold in the initial convertible note hedge and warrant transactions, Sonic offered and sold the warrants to the Dealers on December 2, 2005 in a transaction not involving a public offering pursuant to Section 4(2) of the Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss Senior Vice President and General Counsel

Dated: December 8, 2005

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